_____________________________________________________________________
Press Release
For immediate release
_____________________________________________________________________
Invesco Ltd. Announces October 31, 2011
Assets Under Management
Investor Relations Contact: Jordan Krugman        404-439-4605
Media Relations Contact: Doug Kidd                    404-479-2922

Atlanta, November 9, 2011 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $635.7 billion, an increase of 6.2% month over month. The increase was the result of positive market returns, net inflows, and foreign exchange. FX increased AUM by $4.3 billion in the month. Total net inflows during the month of October were positive across each of the categories of Passive, Non-Passive and Money Market AUM. Total average assets for the quarter through October 31 were $618.2 billion and average assets excluding ETF, UIT and Passive for the quarter through October 31 were $526.4 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
October 31, 2011(a)	$635.7	$279.5	$148.5	$44.3	$74.3(b)	$89.1
September 30, 2011	$598.4	$253.2	$146.7	$41.5	$73.6	$83.4
August 31, 2011	$629.4	$276.4	$149.0	$43.4	$72.8	$87.8
July 31, 2011	$652.8	$299.8	$149.2	$44.8	$69.9	$89.1
Assets Under Management - Excluding ETF/UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
October 31, 2011(a)	$539.6	$233.8	$119.6	$44.3	$74.3(b)	$67.6
September 30, 2011	$511.0	$213.5	$117.2	$41.5	$73.6	$65.2
August 31, 2011	$538.2	$233.6	$120.3	$43.4	$72.8	$68.1
July 31, 2011	$557.4	$252.3	$121.4	$44.8	$69.9	$69.0
Assets Under Management - ETF, UIT and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
October 31, 2011(a)	$96.1	$45.7	$28.9	$0.0	$0.0	$21.5
September 30, 2011	$87.4	$39.7	$29.5	$0.0	$0.0	$18.2
August 31, 2011	$91.2	$42.8	$28.7	$0.0	$0.0	$19.7
July 31, 2011	$95.4	$47.5	$27.8	$0.0	$0.0	$20.1

(a)	Preliminary – subject to adjustment.
(b)	Preliminary - ending money market AUM includes $69.7 billion in institutional money market AUM and $4.6 billion in retail money market AUM

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.

###